EXHIBIT 99


Release Date:                                        Further Information:

IMMEDIATE RELEASE                                    David J. Bursic
January 27, 2000                                     President and
                                                     Chief Executive Officer
                                                              -or-
                                                     Pamela M. Tracy
                                                     Investor Relations
                                                     Phone: (412) 364-1913


                        WVS FINANCIAL CORP. TO REPURCHASE
                      UP TO 200,000 SHARES OF COMMON STOCK

         PITTSBURGH, PENNSYLVANIA--WVS Financial Corp. (NASDAQ:WVFC), the holding company for West View Savings Bank, announced today that the Company's Board of Directors authorized the repurchase of up to 200,000 shares, or approximately 6.76%, of the Company's outstanding common stock.

         David J. Bursic, President and Chief Executive Officer of the Company, stated: "I am pleased to announce that WVS Financial Corp. will continue and expand our stock repurchases under the Fourth Stock Repurchase Program. We believe that WVS Financial Corp.'s shares are a good value in today's marketplace and the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and its shareholders."

         Mr. Bursic further noted: "The Company's record earnings, attractive dividend yield of 5.45% and a strong 18.3% (annualized) fiscal year to date growth in assets have resulted in an impressive return on equity of 17.00% for the six months ended December 31, 1999 as compared to 11.3% for the same period in 1998. The Company's Fourth Stock Repurchase confirms our continuing commitment to enhance shareholder value."

         Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next twelve months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company's stock benefit plans.

         WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.


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